Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our Firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Digital River, Inc. for the registration of common stock, preferred stock, debt securities, and warrants and to the incorporation by reference therein of our reports dated February 19, 2009, with respect to the consolidated financial statements and schedule of Digital River, Inc, and the effectiveness of internal control over financial reporting of Digital River, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
February 19, 2009